Term Sheet No. J127
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. JPM-III dated July 15, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 February 1, 2010
Credit Suisse AG
Structured Investments
Credit Suisse
$
Outperformance Notes Due May 12, 2010 Linked to the Outperformance of the S&P 500® Diversified Financial Services Industry Index Relative to the S&P 500® Consumer Finance Industry Index

General
•
The notes are designed for investors who seek a return at maturity based on the outperformance, if any, of the S&P 500 Diversified Financial Services Industry Index, which we refer to as the Long Underlying, relative to the S&P 500 Consumer Finance Industry Index, which we refer to as the Short Underlying. Investors should be willing to forgo interest payments and, unless the Long Underlying Return is greater than the Short Underlying Return by an amount sufficient to offset the effect of the Adjustment Factor, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 12, 2010†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about February 5, 2010 (the “Pricing Date”) and are expected to settle on or about February 10, 2010. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:
The S&P 500 Diversified Financial Services Industry Index (the “Long Underlying”) and the S&P 500 Consumer Finance Industry Index (the “Short Underlying”). For additional information about the Underlyings, see the information set forth below under “The Underlyings.”

Payment at Maturity:	You will be entitled to receive a cash payment at maturity per $1,000 principal amount of notes calculated as follows:
$1,000 × Adjustment Factor × (1 + Outperformance Return)

Unless the Long Underlying Return is greater than the Short Underlying Return by an amount sufficient to offset the effect of the Adjustment Factor, you will receive less at maturity than $1,000 per $1,000 principal amount of notes that you hold so you will lose some and could lose all of your investment in the notes. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

Adjustment Factor:	99.10%

The Adjustment Factor equates to an embedded cost of $9.00 per $1,000 principal amount of notes such that your return on the notes and your exposure to the Outperformance Return, if any, will be calculated on the basis of a $991 amount per $1,000 principal amount of notes.

Outperformance Return:	Long Underlying Return – Short Underlying Return

The Long Underlying Return is the Underlying Return of the Long Underlying and the Short Underlying Return is the Underlying Return of the Short Underlying. The Outperformance Return may be positive or negative but may not be less than -1.

Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Level to its Final Level plus the Net Dividends paid on the stocks comprising such Underlying, calculated as follows:
Final Level – Initial Level + Net Dividends
Initial Level
Initial Level :	For each Underlying, the closing level of such Underlying on the Pricing Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Net Dividends:
For each Underlying, an amount determined by the calculation agent in its sole discretion representing the sum of the dividends for which the ex-dividend date is a day from and including the Pricing Date to and including the Valuation Date paid on a hypothetical aggregate investment in the component stocks comprising such Underlying of an amount in dollars equal to the Initial Level for such Underlying.  The ex-dividend date for a component stock is the first day on which transactions in the shares of such component stock trade on the relevant exchange without the right to receive the relevant cash dividend.

Dividends paid on the stocks that comprise the Short Underlying will increase the Underlying Return for the Short Underlying and will have an adverse effect on your return.

Valuation Date†:	May 7, 2010
Maturity Date†:	May 12, 2010
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546ESF2
† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the underlying supplement, product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$2.50	$997.50
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $997.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 0.25% of the principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
JPMorgan
Placement Agent
February 1, 2010

Additional Terms Specific to the Notes

You should read this term sheet together with the underlying supplement dated September 14, 2009, the product supplement dated July 15, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

•	Product supplement No. JPM-III dated July 15, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909006770/a2193470z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment at Maturity on the Notes Assuming a Range of Performance for the Underlyings?

The following table and examples illustrate hypothetical payments at maturity per $1000 principal amount of notes for a range of Outperformance Returns from -100% to +100%. The hypothetical payments at maturity and Outperformance Returns set forth below are for illustrative purposes only. The actual Outperformance Return and payment at maturity applicable to a purchaser of the notes will be determined on the Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Principal Amount	Principal Amount × Adjustment Factor	Outperformance Return	Payment at Maturity
$1000.00	$991.00	100.00%	$1,982.00
$1000.00	$991.00	90.00%	$1,882.90
$1000.00	$991.00	80.00%	$1,783.80
$1000.00	$991.00	70.00%	$1,684.70
$1000.00	$991.00	60.00%	$1,585.60
$1000.00	$991.00	50.00%	$1,486.50
$1000.00	$991.00	40.00%	$1,387.40
$1000.00	$991.00	30.00%	$1,288.30
$1000.00	$991.00	20.00%	$1,189.20
$1000.00	$991.00	15.00%	$1,139.65
$1000.00	$991.00	10.00%	$1,090.10
$1000.00	$991.00	5.00%	$1,040.55
$1000.00	$991.00	2.50%	$1,015.78
$1000.00	$991.00	1.00%	$1,000.91
$1000.00	$991.00	0.91%	$1,000.00
$1000.00	$991.00	0.50%	$995.96
$1000.00	$991.00	0.00%	$991.00
$1000.00	$991.00	-1.00%	$981.09
$1000.00	$991.00	-2.50%	$966.23
$1000.00	$991.00	-5.00%	$941.45
$1000.00	$991.00	-10.00%	$891.90
$1000.00	$991.00	-15.00%	$842.35
$1000.00	$991.00	-20.00%	$792.80
$1000.00	$991.00	-30.00%	$693.70
$1000.00	$991.00	-40.00%	$594.60
$1000.00	$991.00	-50.00%	$495.50
$1000.00	$991.00	-60.00%	$396.40
$1000.00	$991.00	-70.00%	$297.30
$1000.00	$991.00	-80.00%	$198.20
$1000.00	$991.00	-90.00%	$99.10
$1000.00	$991.00	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Long Underlying Return is greater than the Short Underlying Return by 20%. The Outperformance Return is equal to 20% and the payment at maturity is calculated as follows:

Payment at maturity	=	$1,000 × Adjustment Factor × (1 + Outperformance Return)
	=	$1,000 × 99.10% × (1 + 20%)
	=	$1,189.20
In this example, the Long Underlying has outperformed the Short Underlying by an amount sufficient to offset the effect of the Adjustment Factor. The payment at maturity is $1,189.20 per $1,000 principal amount of notes.

Example 2: The Long Underlying Return is greater than the Short Underlying Return by 0.50%. The Outperformance Return is equal to 0.50% and the payment at maturity is calculated as follows:

Payment at maturity	=	$1,000 × Adjustment Factor × (1 + Outperformance Return)
	=	$1,000 × 99.10% × (1 + 0.50%)
	=	$995.96
In this example, even though the Outperformance Return is positive, the Long Underlying has not outperformed the Short Underlying by an amount sufficient to offset the effect of the Adjustment Factor. The payment at maturity is $995.96 per $1,000 principal amount of notes.

Example 3: The Long Underlying Return is equal to the Short Underlying Return. The Outperformance Return is equal to 0% and the payment at maturity is calculated as follows:

Payment at maturity	=	$1,000 × Adjustment Factor × (1 + Outperformance Return)
	=	$1,000 × 99.10% × (1 + 0%)
	=	$991.00
In this example, the Long Underlying has not outperformed the Short Underlying by an amount sufficient to offset the effect of the Adjustment Factor. The payment at maturity is $991.00 per $1,000 principal amount of notes.

Example 4: The Long Underlying Return is less than the Short Underlying Return by 20%. The Outperformance Return is equal to -20% and the payment at maturity is calculated as follows:

Payment at maturity	=	$1,000 × Adjustment Factor × (1 + Outperformance Return)
	=	$1,000 × 99.10% × (1 + -20%)
	=	$792.80
In this example, because the Short Underlying has outperformed the Long Underlying, the Outperformance Return is negative. The payment at maturity is $792.80 per $1,000 principal amount of notes.

Hypothetical Examples of the Outperformance Return Calculation

The following examples illustrate how the Outperformance Return and payment at maturity are calculated for a series of hypothetical performance scenarios for the Underlyings per $1,000 principal amount of notes. The values appearing in the table and scenarios below, including all Initial Levels, Final Levels and Dividends, are entirely hypothetical. The actual values of the Initial Level, Final Level and Dividends for the Long Underlying and Short Underlying and the Outperformance Return and payment at maturity applicable to a purchaser of the notes will be determined on the Valuation Date and may not correspond to the hypothetical values appearing in the table and scenarios below.

	Scenario 1	Scenario 2	Scenario 3	Scenario 4	Scenario 5	Scenario 6
Long Underlying
Initial Level	50.00	50.00	50.00	50.00	50.00	50.00
Final Level	58.00	53.00	42.00	37.00	60.00	39.00
Net Dividends	$2.00	$2.00	$3.00	$3.00	$0.00	$1.00
Long Underlying Return	20.00%	10.00%	-10.00%	-20.00%	20.00%	-20.00%
Short Underlying
Initial Level	350.00	350.00	350.00	350.00	350.00	350.00
Final Level	382.00	417.00	278.00	313.00	314.00	385.00
Net Dividends	$3.00	$3.00	$2.00	$2.00	$1.00	$0.00
Short Underlying Return	10.00%	20.00%	-20.00%	-10.00%	-10.00%	10.00%
Outperformance Return	10.00%	-10.00%	10.00%	-10.00%	30.00%	-30.00%
Payment at Maturity	$1,090.10	$891.90	$1,090.10	$891.90	$1,288.30	$693.70

Scenario 1

In Scenario 1, because the Long Underlying Return is 20.00% and the Short Underlying Return is 10.00%, the Outperformance Return is 10.00% and the investor receives a payment at maturity calculated as follows:

Long Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(58.00 – 50.00 + $2.00) / 50.00
=	20.00%
Short Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(382.00 – 350.00 + $3.00) / 350.00

=	10.00%
Outperformance Return =	Long Underlying Return – Short Underling Return
=	20.00% - 10.00%
=	10.00%
Payment at Maturity =	$1,000 × Adjustment Factor × (1 + Outperformance Return)
=	$1,000 × 99.10% × (1 + 10.00%)
=	$1,090.10

Scenario 2

In Scenario 2, because the Long Underlying Return is 10.00% and the Short Underlying Return is 20.00%, the Outperformance Return is -10.00% and the investor receives a payment at maturity calculated as follows:

Long Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(53.00 – 50.00 + $2.00) / 50.00
=	10.00%
Short Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(417.00 – 350.00 + $3.00) / 350.00
=	20.00%
Outperformance Return =	Long Underlying Return – Short Underling Return
=	10.00% - 20.00%
=	-10.00%
Payment at Maturity =	$1,000 × Adjustment Factor × (1 + Outperformance Return)
=	$1,000 × 99.10% × (1 + -10.00%)
=	$891.90

Scenario 3

In Scenario 3, because the Long Underlying Return is -10.00% and the Short Underlying Return is -20.00%, the Outperformance Return is 10.00% and the investor receives a payment at maturity calculated as follows:

Long Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(42.00 – 50.00 + $3.00) / 50.00
=	-10.00%
Short Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(278 – 350.00 + $2.00) / 350.00
=	-20.00%
Outperformance Return =	Long Underlying Return – Short Underling Return
=	-10.00% - (-20.00%)
=	10.00%
Payment at Maturity =	$1,000 × Adjustment Factor × (1 + Outperformance Return)
=	$1,000 × 99.10% × (1 + 10.00%)
=	$1,090.10

Scenario 4

In Scenario 4, because the Long Underlying Return is -20.00% and the Short Underlying Return is -10.00%, the Outperformance Return is -10.00% and the investor receives a payment at maturity calculated as follows:

Long Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(37.00 – 50.00 + $3.00) / 50.00
=	-20.00%
Short Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(313.00 – 350.00 + $2.00) / 350.00
=	-10.00%
Outperformance Return =	Long Underlying Return – Short Underling Return
=	-20.00% - (-10.00%)
=	-10.00%
Payment at Maturity =	$1,000 × Adjustment Factor × (1 + Outperformance Return)
=	$1,000 × 99.10% × (1 + -10.00%)
=	$891.90

Scenario 5

In Scenario 5, because the Long Underlying Return is 20.00% and the Short Underlying Return is -10.00%, the Outperformance Return is 30.00% and the investor receives a payment at maturity calculated as follows:

Long Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(60.00 – 50.00 + $0.00) / 50.00
=	20.00%
Short Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(314.00 – 350.00 + $1.00) / 350.00
=	-10.00%
Outperformance Return =	Long Underlying Return – Short Underling Return
=	20.00% - (-10.00%)
=	30.00%
Payment at Maturity =	$1,000 × Adjustment Factor × (1 + Outperformance Return)
=	$1,000 × 99.10% × (1 + 30.00%)
=	$1,288.30

Scenario 6

In Scenario 6, because the Long Underlying Return is -20.00% and the Short Underlying Return is 10.00%, the Outperformance Return is -30.00% and the investor receives a payment at maturity calculated as follows:

Long Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(39.00 – 50.00 + $1.00) / 50.00
=	-20.00%
Short Underlying Return =	(Final Level – Initial Level + Net Dividends) / Initial Level
=	(385.00 – 350.00 + $0.00) / 350.00
=	10.00%
Outperformance Return =	Long Underlying Return – Short Underling Return
=	-20.00% - 10.00%
=	-30.00%
Payment at Maturity =	$1,000 × Adjustment Factor × (1 + Outperformance Return)
=	$1,000 × 99.10% × (1 + -30.00%)
=	$693.70

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – The notes provide the opportunity to participate in the appreciation of the Long Underlying relative to the Short Underlying. If the Long Underlying Return is greater than the Short Underlying Return by an amount sufficient to offset the effect of the Adjustment Factor, you will be entitled to receive a payment at maturity greater than $1,000 per $1,000 principal amount of notes that you hold.

•
RETURN LINKED TO THE OUTPERFORMANCE OF THE LONG UNDERLYING RELATIVE TO THE SHORT UNDERLYING – The return on the notes is linked to the outperformance, if any, of the S&P 500 Diversified Financial Services Industry Index relative to the S&P 500 Consumer Finance Industry Index. For further information on the Underlyings, see “The Underlyings” herein.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the relative performance of the Long Underlying against the Short Underlying and will depend on whether, and the extent to which, the Long Underlying Return is positive or negative relative to the Short Underlying Return. If the difference between the Long Underlying Return and the Short Underlying Return is negative, you will lose some and you could lose all of your investment in the notes. Furthermore, unless the Long Underlying Return is greater than the Short Underlying Return by an amount sufficient to offset the effect of the Adjustment Factor, you will receive less at maturity than $1,000 per $1,000 principal amount of notes that you hold.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the relative performance of the Underlyings, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
THE RETURN ON THE NOTES IS BASED ON RELATIVE PERFORMANCE – You may receive a lower payment at maturity than you could receive by taking directly a long position in the Long Underlying or a short position in the Short Underlying. Unlike a long position in the Long Underlying or a short position in the Short Underlying, you may not earn a positive return even if the Long Underlying appreciates or the Short Underlying depreciates over the term of the notes. The payment at maturity is based on the performance of the Long Underlying relative to the performance of the Short Underlying measured by the Underlying Returns of each Underlying as determined on the Valuation Date. On the Valuation Date, the Long Underlying must either have increased by a greater percentage than any percentage increase of the Short Underlying or decreased by a lesser percentage decrease than any percentage decrease of the Short Underlying for the Outperformance Return to be positive. In addition, even if the Outperformance Return is positive, if the Long Underlying has not outperformed the Short Underlying by an amount sufficient to offset the effect of the Adjustment Factor, you will lose a portion of your initial investment in the notes. If the Long Underlying depreciates and the Short Underlying appreciates over the term of the notes, your return will be adversely affected by both the depreciation of the Long Underlying and the appreciation of the Short Underlying.

•
THE UNDERLYING INDICES ARE INDICES WITH FEW COMPONENTS – The return on the notes at maturity is linked to the relative performance of the Long Underlying against the Short Underlying. The components of each Underlying are selected on the basis of the Global Industry Classification Standard and may be changed from time to time. The Long Underlying currently includes nine components and the Short Underlying currently includes four components. For additional information, see “The Underlyings” below.

•
DIVIDEND PAYMENTS ON THE STOCKS COMPRISING THE SHORT UNDERLYING WILL ADVERSELY AFFECT YOUR RETURN – The calculation of the Underlying Return for each Underlying includes the addition of dividends paid with respect to the stocks comprising such Underlying. Thus, any dividends paid on the stocks that comprise the Short Underlying will increase the Underlying Return for the Short Underlying and will have an adverse effect on your return.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments and you will not have voting rights or other rights with respect to the stocks that comprise the Underlyings. Dividends paid with respect to the stocks comprising the Underlyings will be reflected in the calculation of the Underlying Return for each Underlying.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the levels of the Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the dividend rates on the stocks comprising the Underlyings;
•	interest and yield rates in the market generally;
•
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlyings or stock markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Dates) could affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

We have derived all information regarding each of the Underlyings and their respective component stocks contained in this term sheet from publicly available sources. Such information is provided for informational purposes only and we make no representation or warranty as to the accuracy or completeness of such information. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of such publicly available information and that could affect the levels of the Underlyings have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlyings could affect the levels of the Underlyings and therefore the trading prices of the notes.

S&P 500 Diversified Financial Services Industry Index

The S&P 500 Diversified Financial Services Industry Index is a capitalization-weighted index developed with a base level of 10 for the 1941-43 base period. The components of the S&P 500 Diversified Financial Services Industry Index are those components of the S&P 500 Index that are classified according to the Global Industry Classification Standard (“GICS”) as being within the Diversified Financial Services Industry. The Diversified

Financial Services Industry is a GICS Level 3 Industry which includes three GICS Level 4 Sub-Industries, namely, Other Diversified Financial Services, Multi-Sector Holdings and Specialized Finance. For additional information regarding the GICS, see “The Global Industry Classification Standard” below.

The Other Diversified Financial Services Sub-Industry includes companies that are providers of a diverse range of financial services and/or companies with some interest in a wide range of financial services including banking, insurance and capital markets, but with no dominant business line.

The Multi-Sector Holdings Sub-Industry includes (i) companies with significantly diversified holdings across three or more sectors, none of which contributes a majority of profit and/or sales, where stakes held are predominantly of a non-controlling nature, and (ii) diversified financial companies where stakes held are of a controlling nature. The Multi-Sector Holdings Sub-Industry excludes other diversified companies classified in the Industrials Conglomerates Sub-Industry, which Sub-Industry includes diversified industrial companies with business activities in three or more sectors, none of which contributes a majority of revenues and where stakes held are predominantly of a controlling nature and stake holders maintain an operational interest in the running of the subsidiaries.

The Specialized Finance Sub-Industry includes companies that are providers of specialized financial services, including credit agencies, stock exchanges and specialty boutiques. Companies in this Sub-Industry derive a majority of their revenue from one, specialized line of business.

The S&P 500 Diversified Financial Services Industry Index is reported under the ticker symbol “S5DVFS.” As of February 1, 2010, the S&P 500 Diversified Financial Services Industry Index comprised the following nine companies: Bank of America Corporation, Citigroup Inc., CME Group Inc., Intercontinental Exchange Inc., JPMorgan Chase & Co., Leucadia National Corporation, Moody’s Corporation, The NASDAQ OMX Group, Inc. and NYSE Euronext. The companies included in the S&P 500 Diversified Financial Services Industry Index may change over time.

Bank of America

According to its publicly available filings with the SEC, Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Through its banking subsidiaries and various non-banking subsidiaries throughout the United States and in selected international markets, Bank of America provides a diversified range of banking and non-banking financial services and products through three business segments. The common stock of Bank of America, par value $0.01 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange under the ticker symbol “BAC.” Information provided to or filed with the SEC by Bank of America pursuant to the Exchange Act can be located by reference to SEC file number 001-6523. We make no representation that such information is accurate or complete.

Citigroup

According to its publicly available filings with the SEC, Citigroup Inc. (“Citigroup”) is a global diversified financial services holding company engaged in providing a range of financial services to consumers and corporate customers. Through its two operating units, Citicorp and Citi Holdings, Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. The common stock of Citigroup, par value $0.01 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “C.” Information provided to or filed with the SEC by Citigroup pursuant to the Exchange Act can be located by reference to SEC file number 001-09924. We make no representation that such information is accurate or complete.

CME Group

According to its publicly available filings with the SEC, CME Group Inc. (“CME Group”) offers access to asset classes from a single electronic trading platform and trading floors in Chicago and New York City. CME Group offers futures and options on futures based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, and alternative investment products, such as weather and real estate. The common stock of CME Group, par value $0.01 per share, is registered under the Exchange Act and is listed on the NASDAQ Global Select Market under the ticker symbol “CME.” Information provided to or filed with the SEC by CME Group pursuant to the Exchange Act can be located by reference to SEC file number 001-31553. We make no representation that such information is accurate or complete.

Intercontinental Exchange

According to its publicly available filings with the SEC, Intercontinental Exchange Inc. (“Intercontinental Exchange”) is an operator of regulated global futures exchanges and over-the-counter markets. Intercontinental Exchange operates the electronic futures and over-the-counter markets marketplace for trading an array of energy, soft agricultural and agricultural commodities, credit default swaps and financial products. The common stock of Intercontinental Exchange, par value $0.01 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “ICE.” Information provided to or filed with the SEC by Intercontinental Exchange pursuant to the Exchange Act can be located by reference to SEC file number 001-32671. We make no representation that such information is accurate or complete.

JPMorgan Chase

According to its publicly available filings with the SEC, JPMorgan Chase & Co. (“JPMorgan Chase”) is a financial holding company. Its principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 23 states, and Chase Bank USA, National Association, a national bank that is the company’s credit card issuing bank. JPMorgan Chase’s principal non-banking subsidiary is J.P. Morgan Securities Inc., a United States investment banking firm. The activities of JPMorgan Chase are organized into six business segments: Investment Bank, Retail Financial Services, Card Services, Commercial Banking, Treasury & Securities Services and Asset Management. The common stock of JPMorgan Chase, par value $1.00 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “JPM.” Information provided to or filed with the SEC by JPMorgan Chase pursuant to the Exchange Act can be located by reference to SEC file number 001-05805. We make no representation that such information is accurate or complete.

Leucadia

According to its publicly available filings with the SEC, Leucadia National Corporation (“Leucadia”) is a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services, gaming entertainment, real estate activities, medical product development and winery operations. The common stock of Leucadia, par value $1.00 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “LUK.” Information provided to or filed with the SEC by Leucadia pursuant to the Exchange Act can be located by reference to SEC file number 001-05721. We make no representation that such information is accurate or complete.

Moody’s

According to its publicly available filings with the SEC, Moody’s Corporation (“Moody’s”) is a provider of credit ratings and related research, data and analytical tools, quantitative credit risk measures, risk scoring software, and credit portfolio management solutions and securities pricing software and valuation models. The common stock of Moody’s, par value $0.01 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “MCO.” Information provided to or filed with the SEC by Moody’s pursuant to the Exchange Act can be located by reference to SEC file number 001-14037. We make no representation that such information is accurate or complete.

NASDAQ OMX

According to its publicly available filings with the SEC, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) is a holding company and global exchange group that delivers trading, exchange technology, securities listing, and public company services around six continents. NASDAQ OMX’s offerings include trading across multiple asset classes, market data products, financial indexes, capital formation solutions, financial services and market technology products and services. The common stock of NASDAQ OMX, par value $0.01 per share, is registered under the Exchange Act and is listed on the NASDAQ Stock Market under the ticker symbol “NDAQ.” Information provided to or filed with the SEC by NASDAQ OMX pursuant to the Exchange Act can be located by reference to SEC file number 000-32651. We make no representation that such information is accurate or complete.

NYSE Euronext

According to its publicly available filings with the SEC, NYSE Euronext is a diverse exchange group offering a range of products and services in cash equities, futures, options, swaps, exchange-traded products, bonds, market data, and commercial technology solutions. NYSE Euronext is also a liquid equities exchange group operating in a range of markets. The common stock of NYSE Euronext, par value $0.01 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “NYX.” Information provided to or filed with the SEC by NYSE Euronext pursuant to the Exchange Act can be located by reference to SEC file number 001-33392. We make no representation that such information is accurate or complete.

S&P 500 Consumer Finance Industry Index

The S&P 500 Consumer Finance Industry Index is a capitalization weighted index developed with a base level of 10 for the 1941-43 base period. The components of the S&P 500 Consumer Finance Industry Index are those components of the S&P 500 Index that are classified according to the GICS as being within the Consumer Finance Industry. The Consumer Finance Industry is a GICS Level 3 Industry which includes a single GICS Level 4 Sub-Industry, namely, Consumer Finance.

The Consumer Finance Sub-Industry includes companies that are providers of consumer finance services, including personal credit, credit cards, lease financing, travel-related money services and pawn shops but excludes mortgage lenders classified in the Thrifts & Mortgage Finance Sub-Industry. The Thrifts & Mortgage Finance Sub-Industry includes financial institutions providing mortgage and mortgage related services. These include financial institutions whose assets are primarily mortgage related, savings & loans, mortgage GSEs (government sponsored enterprises), mortgage lending institutions, building societies and companies providing insurance to mortgage banks

The S&P 500 Consumer Finance Industry Index is reported under the ticker symbol “S5CFINX.” As of February 1, 2010, the S&P 500 Consumer Finance Industry Index was comprised of the following four companies: American Express Company, Capital One Financial Corporation, Discover Financial Services and SLM Corporation. The companies included in the S&P 500 Consumer Finance Industry Index may change over time.

American Express

According to its publicly available filings with the SEC, American Express Company (“American Express”) is a global payments and travel company whose principal products and services are charge and credit payment card products, and travel-related services offered to consumers and businesses around the world. The common stock of American Express, par value $0.20 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “AXP.” Information provided to or filed with the SEC by American Express pursuant to the Exchange Act can be located by reference to SEC file number 001-07657. We make no representation that such information is accurate or complete.

Capital One

According to its publicly available filings with the SEC, Capital One Financial Corporation (“Capital One”) is a diversified banking company focused primarily on consumer and commercial lending and deposit origination. Its principal business segments are local banking and national lending. The common stock of Capital One, par value $0.01 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “COF.” Information provided to or filed with the SEC by Capital One pursuant to the Exchange Act can be located by reference to SEC file number 001-13300. We make no representation that such information is accurate or complete.

Discover

According to its publicly available filings with the SEC, Discover Financial Services (“Discover”) is a credit card issuer and electronic payment services company. Discover is also engaged in payments processing. Its business segments include U.S. card and third-party payments. The common stock of Discover, par value $0.01 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “DFS.” Information provided to or filed with the SEC by Discover pursuant to the Exchange Act can be located by reference to SEC file number 001-33378. We make no representation that such information is accurate or complete.

Sallie Mae

According to its publicly available filings with the SEC, SLM Corporation, known as Sallie Mae, is a holding company that operates through a number of subsidiaries and whose primary business is to originate, service and collect student loans. Sallie Mae provides funding, delivery and servicing support for education loans in the United States through participation in the Federal Family Education Loan Program and through the non-federally guaranteed Private Education Loan programs. The common stock of Sallie Mae, par value $0.20 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange under the ticker symbol “SLM.” Information provided to or filed with the SEC by Sallie Mae pursuant to the Exchange Act can be located by reference to SEC file number 001-13251. We make no representation that such information is accurate or complete.

The Global Industry Classification Standard

The Global Industry Classification Standard (“GICS”) is an enhanced industry classification system jointly developed MSCI Barra and Standard & Poor’s in 1999. The GICS seeks to provide the global financial community with a complete, consistent set of global sector and industry definitions. The GICS can be used for the creation of replicable, custom-tailored portfolios and enables comparisons of sectors and industries globally. The GICS structure currently has four levels of detail: 10 sectors, 24 industry groups, 68 industries, and 154 sub-industries, covering more than 38,500 companies globally. The GICS is the exclusive property of MSCI Barra and Standard & Poor’s. “Global Industry Classification Standard (GICS)”, “GICS” and “GICS Direct” are service marks of MSCI Barra and Standard & Poor’s. “GICS” is a trademark of S&P and MSCI Barra.

Historical Information

The following graphs set forth the historical performance of the S&P 500 Diversified Financial Services Industry Index and the S&P 500 Consumer Finance Industry Index based on the closing levels of the Underlyings from January 1, 2005 through January 29, 2010. The closing level of the S&P 500 Diversified Financial Services Industry Index on January 29, 2010 was 48.32. The closing level of the S&P 500 Consumer Finance Industry Index on January 29, 2010 was 328.87. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Underlyings on the Valuation Date. We cannot give you assurance that the performance of the Long Underlying relative to the Short Underlying will result in the return of any of your initial investment.

For additional information about the Underlyings, see the information set forth under “The Underlyings” herein.

For historical performance and historical dividend payment information for the component stocks of the Long Underlying and the Short Underlying, see Annex 1 hereto.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlyings that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

It is possible that the IRS would seek to characterize the transaction as you owning the shares comprising the Long Index and having a short position in the shares comprising the Short Index. In such case, an amount equal to the dividends paid on shares comprising the Long Index could be characterized as dividend income, rather than capital gain. Any short expense relating to dividends on the Short Index, as well as securities lending fees, would be subject to limitations on deductibility. If the IRS successfully characterized the transaction in this manner, dividends paid to non-U.S. persons could be subject to U.S. withholding tax

It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon redemption of the securities, a U.S. Holder will recognize gain or loss equal to the difference between the amount of the cash proceeds and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the “Act”) was introduced in the U.S. House of Representatives and passed on December 9, 2009. The Act, if enacted, would impose a 30% withholding tax on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments may be subject to 30% withholding if the Act is enacted and payment is made after December 31, 2012.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $2.50 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For more information, please refer to “Underwriting” in the accompanying product supplement.

Annex 1

Component Stocks of the S&P 500 Diversified Financial Services Industry Index (Long Underlying)

Bank of America

The following graph and table set forth the historical performance and dividend payment history of the common stock of Bank of America. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of Bank of America on January 29, 2010 was $15.18. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Bank of America Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.40	$0.45	$0.50	$0.56	$0.56	$0.01
Second	$0.40	$0.45	$0.50	$0.56	$0.56	$0.01
Third	$0.45	$0.50	$0.56	$0.64	$0.64	$0.01
Fourth	$0.45	$0.50	$0.56	$0.64	$0.32	$0.01

Citigroup

The following graph and table set forth the historical performance and dividend payment history of the common stock of Citigroup. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of Citigroup on January 29, 2010 was $3.32. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Citigroup Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.40	$0.44	$0.49	$0.54	$0.32	$0.01
Second	$0.40	$0.44	$0.49	$0.54	$0.32	$0.00
Third	$0.45	$0.44	$0.49	$0.54	$0.32	$0.00
Fourth	$0.45	$0.44	$0.49	$0.54	$0.16	$0.00

CME Group

The following graph and table set forth the historical performance and dividend payment history of the common stock of CME Group. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of CME Group on January 29, 2010 was $286.82. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg

Dividends Paid per Share of CME Group Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.26	$0.46	$0.63	$0.86	$1.15	$1.15
Second	$0.26	$0.46	$0.63	$0.86	$1.15	$1.15
Third	$0.26	$0.46	$0.63	$0.86	$6.15	$1.15
Fourth	$0.26	$0.46	$0.63	$0.86	$1.15	$1.15

Intercontinental Exchange

The following graph and table set forth the historical performance and dividend payment history of the common stock of Intercontinental Exchange. The historical information is based on the closing price of one share of common stock from November 16, 2005 through January 29, 2010. The closing price of the common stock of Intercontinental Exchange on January 29, 2010 was $95.48. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Intercontinental Exchange Common Stock

Quarter	2005	2006	2007	2008	2009
First	N/A	$0.00	$0.00	$0.00	$0.00
Second	N/A	$0.00	$0.00	$0.00	$0.00
Third	N/A	$0.00	$0.00	$0.00	$0.00
Fourth	$0.00	$0.00	$0.00	$0.00	$0.00

JPMorgan Chase

The following graph and table set forth the historical performance and dividend payment history of the common stock of JPMorgan Chase. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of JPMorgan Chase on January 29, 2010 was $38.94. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of JPMorgan Chase Common Stock

Quarter	2004	2005	2006	2007	2008	2009	2010
First	$0.34	$0.34	$0.34	$0.34	$0.38	$0.05	$0.05
Second	$0.34	$0.34	$0.34	$0.38	$0.38	$0.05
Third	$0.34	$0.34	$0.34	$0.38	$0.38	$0.05
Fourth	$0.34	$0.34	$0.34	$0.38	$0.38	$0.05

Leucadia

The following graph and table set forth the historical performance and dividend payment history of the common stock of Leucadia. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of Leucadia on January 29, 2010 was $22.33. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Leucadia Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Second	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Third	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Fourth	$0.125	$0.125	$0.25	$0.25	$0.00	$0.00

Moody’s

The following graph and table set forth the historical performance and dividend payment history of the common stock of Moody’s. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of Moody’s on January 29, 2010 was $27.59. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Moody’s Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.0375	$0.0375	$0.07	$0.08	$0.10	$0.10
Second	$0.0375	$0.055	$0.07	$0.08	$0.10	$0.10
Third	$0.0375	$0.055	$0.07	$0.08	$0.10	$0.10
Fourth	$0.0375	$0.055	$0.07	$0.08	$0.10	$0.10

NASDAQ OMX

The following graph and table set forth the historical performance and dividend payment history of the common stock of NASDAQ OMX. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of NASDAQ OMX on January 29, 2010 was $17.99. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of NASDAQ OMX Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Second	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Third	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Fourth	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

NYSE Euronext

The following graph and table set forth the historical performance and dividend payment history of the common stock of NYSE Euronext. The historical information is based on the closing price of one share of common stock from April 4, 2007 through January 29, 2010. The closing price of the common stock of NYSE Euronext on January 29, 2010 was $23.41. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of NYSE Euronext Common Stock

Quarter	2007	2008	2009
First	N/A	$0.25	$0.30
Second	$0.25	$0.30	$0.30
Third	$0.25	$0.30	$0.30
Fourth	$0.25	$0.30	$0.30

Component Stocks of the S&P 500 Consumer Finance Industry Index (Short Underlying)

American Express

The following graph and table set forth the historical performance and dividend payment history of the common stock of American Express. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of American Express on January 29, 2010 was $37.66. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of American Express Common Stock

Quarter	2004	2005	2006	2007	2008	2009	2010
First	$0.10	$0.12	$0.12	$0.15	$0.18	$0.18	$0.18
Second	$0.10	$0.12	$0.12	$0.15	$0.18	$0.18
Third	$0.10	$0.12	$0.15	$0.15	$0.18	$0.18
Fourth	$0.12	$0.12	$0.15	$0.15	$0.18	$0.18

Capital One

The following graph and table set forth the historical performance and dividend payment history of the common stock of Capital One. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of Capital One on January 29, 2010 was $36.86. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Capital One Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.026667	$0.026667	$0.026667	$0.0267	$0.375	$0.375
Second	$0.026667	$0.026667	$0.026667	$0.026667	$0.375	$0.05
Third	$0.026667	$0.026667	$0.026667	$0.026667	$0.375	$0.05
Fourth	$0.026667	$0.026667	$0.0267	$0.026667	$0.375	$0.05

Discover

The following graph and table set forth the historical performance and dividend payment history of the common stock of Discover. The historical information is based on the closing price of one share of common stock from June 14, 2007 through January 29, 2010. The closing price of the common stock of Discover on January 29, 2010 was $13.68. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Discover Common Stock

Quarter	2007	2008	2009
First	N/A	$0.06	$0.02
Second	N/A	$0.06	$0.02
Third	$0.06	$0.06	$0.02
Fourth	$0.06	$0.06	$0.00

Sallie Mae

The following graph and table set forth the historical performance and dividend payment history of the common stock of Sallie Mae. The historical information is based on the closing price of one share of common stock from January 2, 2004 through January 29, 2010. The closing price of the common stock of Sallie Mae on January 29, 2010 was $10.53. We obtained the closing levels and dividend amounts below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Dividends Paid per Share of Sallie Mae Common Stock

Quarter	2004	2005	2006	2007	2008	2009
First	$0.17	$0.19	$0.22	$0.22	$0.00	$0.00
Second	$0.19	$0.22	$0.00	$0.00	$0.00	$0.00
Third	$0.19	$0.22	$0.00	$0.00	$0.00	$0.00
Fourth	$0.19	$0.22	$0.00	$0.00	$0.00	$0.00

Credit Suisse